EXHIBIT 10.29

When recorded mail to:	OFFICIAL RECORDS OF PINAL COUNTY RECORDER LAURA DEAN-LYTLE

Pinal County Board of Supervisors	DATE: 08/01/03 TIME: 1650
P.O. Box 827	FEE: 0.00
Florence, Arizona 85232	PAGES: 14
FEE NO: 2003-053301
(The above space reserved for recording information)
CAPTION HEADING
RE-RECORD Wastewater Treatment, Collection and Management Services Agreement
between the 387 Wastewater Improvement District and Sonoran Utility Services, L.L.C.
Necessary to re-record to include exhibit “A”. Original fee #2003-045209.

When recorded mail to:	OFFICIAL RECORDS OF PINAL COUNTY RECORDER LAURA DEAN-LYTLE

Pinal County Board of Supervisors	DATE: 07/03/03 TIME: 1632
P.O. Box 827	FEE: 0.00
Florence, Arizona 85232	PAGES: 8
FEE NO: 2003-045208
(The above space reserved for recording information)
CAPTION HEADING
Wastewater Treatment, Collection, and Management Services Agreement between the 387 Wastewater
Improvement District and Sonoran Utility Services, L.L.C.

WASTEWATER TREATMENT, COLLECTION, AND MANAGEMENT
SERVICES AGREEMENT
     This Wastewater Treatment, Collection, and Management Services Agreement (the “Agreement”) is made and entered into this 25th day of June, 2003, by and between the 387 Wastewater Improvement District (“District”), an improvement district organized pursuant to A.R.S. Section 48-901, et. Seq., and Sonoran Utility Services, L.L.C., or its assignee, (hereinafter referred to as (“Sonoran Services”).
WITNESSETH
     WHEREAS, the District was organized pursuant to the laws of the State of Arizona as hereinabove set forth, with boundaries established in Pinal County as more particularly set forth in Exhibit A, attached hereto; and
     WHEREAS, the Pinal County Board of Supervisors serves as the Board of Directors for District and desires to secure wastewater treatment and collection services for the District, as well as management of the wastewater services during construction of the required Facilities, as hereinafter defined, and during the operation of the Facilities; and
     WHEREAS, it is in the best interest of the District to enter into an agreement for the provision of wastewater treatment, collection, and management services to fund the construction of facilities, infrastructure, and operations; and
     WHEREAS, Sonoran Services is willing end able to fund the construction and operation of the wastewater facilities in accordance with the terms of this Agreement; and
     WHEREAS, Sonoran Services makes assurances that it has substantial ability and experience enabling it to construct, operate, and manage the Facilities and provide the wastewater services; and
     WHEREAS, an agreement has been reached with Sonoran Services to construct, manage and operate the Facilities within the District and provide the wastewater services.
     NOW, THEREFORE, the parties enter into this Agreement for and in consideration of the mutual covenants, warranties and representations, and agree as follows:
1.	Facilities. Sonoran Services shall construct, or cause to be constructed, a wastewater collection system consisting of all wastewater treatment plant(s), transmission and collection lines, lift stations, pumps, valves, connections, storage and disposal facilities (the “Facilities”) necessary to collect, treat, and dispose of all wastewater flows originating within the District, as that flow may increase, through facilities approved by the Final County Engineer, the Arizona Department of Environmental Quality and/or the County Planning and Development Services Department and or Pinal County Health

Department, or their successor agency(ies). All Facilities shall become the property of Sonoran Services after acceptance by Sonoran Services.
2.	Location. Sonoran Services shall provide the Facilities described in Paragraph 1 above at location(s) within the District mutually agreed upon by the parties.

3.	Real Property. Sonoran Services shall pay all costs of acquisition of real property and/or rights, including any condemnation action initiated by District, for treatment plants, lift stations, force and collection remains, and related sites that are necessary for Sonoran Services to construct service related facilities. At no time will Sonoran Services lien the individual property owners within the District for shortage of costs.

4.	Easements. The wastewater Facilities shall be constructed within established easements or rights-of-way or upon property leased, purchased, or otherwise set aside for such use. These easements shall provide Sonoran Services access to the wastewater system for purposes of installation, repair, maintenance and removal of the Facilities. The proposed wastewater treatment plant shall be constructed within the boundaries of the District on property that has been deeded to Sonoran Services.

5.	Equipment. Sonoran Services shall provide all vehicles, construction equipment, tools and instruments howsoever described (the “Equipment”) necessary to perform its obligations under this Agreement The cost of such Equipment, and its operator(s) shall be charged to the District only for the time during which the Equipment and operator(s) are performing services for the benefit of the District.

6.	Capital Costs. No construction costs for the facilities shall be borne by District. However, Sonoran Services shall recoup those costs and a return of, and on its investment in the Facilities and an operating profit by collecting and retaining all Hook-Up Fees from property owners, developer, and Customers, and through monthly service charges for wastewater services, all as established under this Agreement.

7.	Line Extension Agreements. On-site facilities constructed by developers under line Extension Agreements shall be refunded in accordance with those agreements as approved by the Board of Directors of the District.

8.	Title. The District shall not obtain by terms of this Agreement and Sonoran Services does not surrender, any ownership rights in the subject Real Property, Facilities, or Equipment.

9.	Service. Sonoran Services shall provide wastewater collection services to residential and commercial properties within the district boundaries through four-inch (4”) lines or larger consistent with requirements of ADEQ.

10.	Customers. Sonoran Services shall provide the wastewater services under this Agreement to all property owners within the District, subject only to the property owners complying with all District rules and regulations and their paying the rates and charges established pursuant to this Agreement.

11.	District Employees. District may, but is not required to, have employees for its performance under this Agreement. In the event it does hire any such employee, all costs associated with those employees will be assigned directly to the District.

12.	Revenue Allocation. Sonoran Services shall fund all operations of District and retains those portions of rates collected on behalf of District directly attributable to the construction, operation and maintenance expenses. All fees and charges collected by Sonoran Services shall be retained by Sonoran Services.

13.	Costs. Sonor in Services is responsible for, and will arrange the funding of all costs, expenses and capital improvements, including but not limited to the following:
13.1	Electric power and energy for the operation of the wastewater systems.

13.2	All chemicals required to treat the wastewater.

13.3	Required testing performed by a laboratory.

13.4	All employee related salaries and costs.

13.5	All rents, office, operating fees, vehicle, equipment, depreciation and tax expenses.

13.6	Insurance as may be required by the wastewater system.

13.7	Replacement of, and repairs to, the wastewater system.

13.8	All plant additions and improvements.

13.9	Legal counsel for the wastewater systems.

13.10	Engineering and accounting services.
14.	Operating Shortfalls. Sonoran Services shall be responsible for any and all shortfalls in operating expenses incurred by District during the period of this Agreement.

15.	Management. Sonoran Services shall manage and coordinate all aspects of construction resulting from this Agreement and once constructed, manage all daily operations in providing wastewater services to the District which include the following:
15.1	Provide ADEQ a certified operator for the system.

15.2	Obtain all ADEQ Approvals to Construct, Approvals of Construction, and Operating Permits for the Facilities.

15.3	Conduct all wastewater quality/system tests required by all applicable rules and regulations.

15.4	File all applicable regulatory agency requirements, including but not limited to those for ADEQ, ADOR, and Pinal County.

15.5	Inspect, maintain, repair, and operate all Facilities.

15.6	(Illegible) and prepare all Hook-Up Fee Agreements (HUF’s) and on-site Line Extension Agreements (LXA’s) with developers as approved by District

15.7	Maintain all records, track all data, and make approved refunds for LXAs.

15.8	Inspect, manage, and supervise all on-site Facilities construction performed by developers.

15.9	Provide a customer service office within fifteen (15) miles of the District boundaries.

15.10	Provide all customer service functions related to initiating, operating, and maintaining wastewater services to the District including: taking orders, receiving payments, responding to complaints, answering inquires related to wastewater services and/or billing; provide on-site hook-up, maintenance, wastewater shut-off’s, turn-on’s, as well as any other service functions as deemed necessary by District.

15.11	Recommend appropriate customer fees, rates, and charges to the District Board of Directors that are consistent with area rates.

15.12	Bill and collect all fees, rates and charges for wastewater services pursuant to the fees, rates, and charges established by the District Board of Directors.

15.13	Pay all expenses and bills of District as required by this Agreement and as authorized by the District Board of Directors.
16.	Office. Sonoran Services shall provide adequate office space and shop/storage areas in the vicinity of the District, which office and shop/storage areas will permit Sonoran Services to perform its obligations under the Agreement

17.	Regulatory Filings. Sonoran Services shall be responsible for filing, maintaining, and reporting all regulatory, health, tax and corporate documents necessary for the continued operation of the wastewater system.

18.	Reports. Sonoran Services shall provide to the District for all capital construction projects, repair and maintenance items, and all other expenses billed, copies of any and all applicable permits, easements, detailed invoices, and as-built drawings specifying all materials, labor and services contracted for on behalf of the District. Said records will be coded for accounting purposes in accordance with Generally Accepted Accounting Principles.

19.	Fees, Rates, and Charges and Revisions. Sonoran Services shall provide initial wastewater at the rates set forth in the attached schedule (Exhibit B hereto). The parties to this Agreement acknowledge that the fees, rates, and charges are subject to change periodically but will not exceed a maximum increase of three percent (3%) per calendar year and are subject to the approval by the Board of Directors of the District.

20.	Insurance. Sonoran Services shall strange to have the District named as an additional insured on its liability insurance coverage and shall maintain $5,000,000 liability insurance during the term hereof. A copy of this coverage shall be filed with the Board of Directors of the District on the date this Agreement is first signed and shall remain In effect throughout the term of this Agreement.

21.	Indemnification. Sonoran Services agrees that they shall indemnify, defend and hold harmless the District, the County, and their elected officials, officers, departments, employees, commissions and agents, from and against any and all suits, actions, legal proceedings, claims, demands, attorney fees, costs of litigation, or damages of any kind arising out of this Agreement which are attributed to the alleged acts or omissions of Sonoran Services, their agents, employees, or anyone acting under their direction or on their behalf, whether intentional or negligent, in connection with or incident to this Agreement

22.	Term. To permit Sonoran Services to recover the substantial investment it is making in the treatment and collection facilities necessary to perform under this Agreement, this Agreement shall continue in full force and effect for thirty (30) years from the day and year first above written and may be extended or renewed at any time during its term upon the request and mutual agreement of the parties.

23.	Force Majeure. Sonoran Services shall not be liable to District nor to any of the District’s customers, nor to any other person, firm or corporation whatsoever, for or on account of any claim resulting from any condition that existed prior to the date of this Agreement, or for any interruption or failure in delivery of service in accordance with this Agreement, or for or on account of any loss, injury or damage occasioned thereby, where such interruption or failure, either directly or indirectly, is caused by or results from any of the following:
23.1	Fire, lightning, flood, cold, windstorm, Act of God, invasion or force majeure.

23.2	Compliance with any orders, rules or regulations, whether valid or invalid, or any governmental authority or agency.

23.3	Strikes, lockouts or labor disputes.

23.4	Interruption in supply or delivery, or any other failure to perform by any reason under any contracted supplier of any service to Sonoran Services.

23.5	Breakdown, repair or replacement of any machinery, equipment, pipeline or other facility not foreseeable or preventable through normal maintenance and only for periods reasonable to make repairs.

23.6	Shortage of power, supplies, material or labor, or where such interruption or failure is directly or indirectly due to any cause not reasonably preventable by Sonoran Services or not reasonably within its control.
In case such interruption or failure shall be (Illegible) by any cause specified under Paragraphs 23.4, 23.5, and 23.6 above, Sonoran Services will endeavor to remedy or eliminate such cause as expeditiously as is reasonably possible. In the event claims or causes of action are instituted by third parties as a result of the interruptions as hereinabove specified, Sonoran Services shall indemnify and defend District against all liability or loss.

24.	Notice. All notices under this Agreement shall be provided to the parties designated below. Written notices may be provided by personal delivery, fax or mailing by registered or certified mail, return receipt requested, to the address below. Notice of any change in address shall be given in the same manner.

Sonoran Utility Services, L.L.C.:	District:
George H. Johnson	Stanley D. Griffis, Ph.D, Clerk
5230 E. Shea Blvd.	Pinal County Board of Supervisors
Scottsdale, Arizona 85254	P.O. Box 827 Florence, Arizona 85232

25.	Miscellaneous. The terms of this Agreement constitute the entire agreement between the parties, and the parties represent that there are no other collateral agreements or side agreements not otherwise provided for within the terms of this Agreement This Agreement may not be changed, modified or rescinded except in writing, signed by all parties hereto. This Agreement shall be subject to and governed by the laws of the State of Arizona. No waiver by a party of any breach by the other party of any provision of this Agreement nor any failure by a party to insist on strict performance by the other party of any provision of this Agreement shall in any way be construed to be a waiver of any future or subsequent breach by a party or bar the right of the other party to insist on strict performance. Each party is an independent contractor and not an agent or employee of the other party. This Agreement shall insure to the benefit of, be binding upon, and be enforceable by the parties hereto and their respective successors and assigns.
     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the first day and year written above.

387 WASTEWATER IMPROVEMENT DISTRICT, a political subdivision of the state of Arizona		SONORAN UTILITY SERVICES, L.L.C., an Arizona corporation

By:	/s/ Sandie Smith	By:	/s/ George H. Johnson

	Sandie Smith, Chairman		George H. Johnson
	Board of Directors		Its: President

ATTEST
/s/ Stanley D. Griffis
Stanley D. Griffis, Ph. D., Clerk
Board of Supervisors

Date: June 25, 2003 approved
          June 30, 2004 Signed
APPROVED as to form this 30th day of June, 2003.

ROBERT CARTER OLSON PINAL COUNTY ATTORNEY
By:	/s/ Richard V. Husk
Richard V. Husk
Deputy County Attorney

Exhibit A
387 Waste Water Improvement District
Those portions of Sections 26,27, 28,33,34 Township 4 South Range 3 East; Sections 2,3,11.12 Township 5 South Range 3 East; Sections 21, 28 Township 4 South 4 East; Section 3 Township 5 South 4 East of the Gila and Salt River Base and Meridian. Pinal County, Arizona being more particularly described as follows;
Beginning at the Northwest corner of Section 28 Township 4 South Range 3 East; thence East along the north line of section 28 to the easterly line of Hamilton Ave.; thence southerly along said easterly line to a point 77.46 feet north of the east west mid-section line of said Section 28;
Thence North 89 degrees 38 minutes 01 seconds east 397.78 feet;
Thence North 00 degrees 21 minuses 59 seconds west 360.00 feet;
Thence North 89 degrees 38 minutes 01 seconds east 290.00 feet;
Thence North 00 degrees 21 minutes 59 seconds west 345.00 feet;
Thence North 89 degrees 38 minutes 01 seconds 310.59 feet;
Thence South 00 degrees 09 minutes 24 seconds east 730.62 feet;
Thence North 89 degrees 09 minutes 29 seconds east 514.33 feet;
Thence South 00 degrees 45 minutes 20 seconds east 60.69 feet; to the east west mid-section line of said Section 28; Thence East to the westerly ROW line of John Wayne Parkway/State Routs 347 (fka: Maricopa Road); Thence southerly along said west ROW line to the South line of Section 28; Thence West along the South line of section 28 to the Southwest corner of section 28; Thence North along the West line of section 28 to the West quarter corner of section 28;
Thence East 330.00 feet;
Thence North 660 feet;
Thence West 330.00 feet to the West section line of section 28;
Thence north along said West section line to the Northwest corner of section 28 and the Point of Beginning.
The West half of section 27 township 4 south range 3 east lying south and west of Rail Road and those portions of section 28 more particularly described in PCR Fee Number 2001-040284.
Groves 1 thru 23, Inclusive, of Maricopa Groves Unit 3 according to PCR Book 17 of Maps, Page 3
Those portions of lots 5 and 6 Block 40, and lots 5 and 6 Block 42 of Maricopa Townsite according to PCR Book 3 of Maps Page 6 lying West of the East line of section 27

That portion of the North 1/2 of the Northeast 1/4 of section 27, lying East of Maricopa Groves Unit 3 and North of Maricopa Townsite
That portion of the northwest quarter of section 27 township 4 south range 3 east, lying East of and adjacent to the northwest 1/4 of the northwest 1/4 and West of Groves 6 and 7 of Maricopa Groves Unit 3
Except that portion conveyed to Maricopa Rotary in PCR Fee Number 2003- 004986
Also Excepting that portion of the Northwest 1/4 of section described as follows; Commencing at the Southwest corner of Grove 7 of Maricopa Groves Unit 3, said point being on the Northwesterly line of the Maricopa Rotary parcel described in PCR Fee Number 2003-004986. Thence North 54 degrees 19 minutes 31 seconds West 37.35 feet to the Point of Beginning;
Thence North 54 degrees 19 minutes 31 seconds West along the North line of said Maricopa Rotary parcal 186.73 feet;
Thence North 00 degrees 52 minutes 51 seconds West 100.00 feet
Thence North 89 degrees 07 minutes 03 seconds East 150.00 feet;
Thence South 00 degrees 52 minutes 54 seconds East 211.22 feet; to the Point of Beginning.
The Northwest 1/4 of the Northwest 1/4 and the West 80.00 feet of the East 1/2 of the West 1/2 Section 26 Township 4 South Range 3 East
Lots 1,2,3,4, Block 40, and Lots 1,2,3,4, Block 42, Lots 1,2,3, Block 44 of Maricopa Townsite according to PCR Book 3 of Maps Page 6
Except that portion of Lot 3 Block 44 lying in section 27
All of section 28 and the South 1/2 of section 21 Township 4 South Range 4 East
The Northeast 1/4 of section 3 Township 5 South Range 4 East;
The North 1/2 of the Northwest 1/4 and the Northeast 1/4 of Section 33 Township 4 South Range 3 East
The Southwest 1/4 of Section 34 Township 4 South Range 3 East;
Except any portion of the John Wayne Parkway ROW;
The North 1/2 of Section 3 Township 5 South Range 3 East;
Except the West 150 feet
Also Except the North 220.00 feet of the West 264.00 feet of the East 636.00 feet of GLO Lot 3
Also Except the North 210.00 feet of the East 210.00 feet of GLO Lot 3

All of Sections 2 and 11 Township 5 South Range 3 East
The West 1/2 of Section 12 Township 5 South Range 3 East;
Except the East 1/2 of the Northeast 1/4 of the Northwest 1/4,
Also Except the East 229.26 feet of the South 950.00 feet
That portion of the Southeast 1/4 of the Northeast 1/4 of Section 28 Township 4 South Range 3 East. Lying East of John Wayne Parkway/State Route 347;
Except the North 50 feet
Also Except the South 150.00 feet of the North 200.00 feet of the West 147.00 feet
Also Except the North 150.00 feet of the South 320.00 feet of the West 147.00 feet

387 Waste Water Improvement District

Legend

- Streets
- Township Boundary
- Section Lines
- Proposed District

387 WASTEWATER IMPROVEMENT DISTRICT
Rates, Charges, and Fees
Rates effective January 1, 2003
MONTHLY RATES

			Monthly
Water Motor Size			Charge

3/4”				$38.50
1”				$49.00
11/2”				$63.00
2”				$101.50
3”				$385.00
4”				$735.00
6”				$1,015.00

Effluent Sales	On a per 1,000 gallon basis On a per Acre-Font basis		$ $	0.92 300.00

OTHER WASTEWATER RATES
Service Line Connection Charge (Payable at (Illegible) of new Service Location)

	Per Service Line			$350.00

ADDITIONAL CHARGES
A.	Establishment of Service			$25.00
	Additional charge if after Hours:			$15.00
B.	Re-establishment of Service			(1)
C.	Deposit
	1.	Residential	2 times estimated bill
	2.	Commercial	2.5 times estimated bill
	3.	Deposit Interest		3.00%
D.	Charge for NSF Check			$15.00
E.	Late Payment Charge			$5.00
F.	Main Extension (Refundable per Agreement)		Cost

(1)	Months off system times Minimum Monthly Charge

HOOK-UP FEES
All Hook-Up Fees are payable for each service line installed irrespective of whether a lateral line is connected at the time of construction. HUF’s for all units within a subdivision are payable in full at the time the Final Plat of the subdivision is recorded. HUF’s are non-refundable by the District or its Management Contractors.

HUF
Lateral Size	per Lateral
4”	$1,000.00
6”	$2,000.00
8” or greater	$4,000.00

Wastewater Rates Exhibit B	6/23/2003